Exhibit 99

American Access Technologies Terminates Merger Agreement with DataWorld
Solutions

Lake Mary, FL - July 2, 2001 -Telecommunications equipment manufacturer American Access Technologies, Inc. (NASDAQ Small Cap: AATK), announced today that it has terminated an agreement to merge with electronic cable assembly manufacturer DataWorld Solutions Inc. (OTCBB: DWLD).

"Due to material adverse changes in DataWorld's business and operations since signing the agreement, which were documented in DataWorld's press release dated June 28, 2001, we believe it is in the best interest of our shareholders to terminate the agreement at this time. We left the door open to revisit a possible business combination in the future, but today we made the decision to go forward on our own," said American Access President John Presley said.

"Our board, management, advisors and legal counsel did not take this decision lightly. We all came to the conclusion that American Access would be better off remaining virtually debt free and wrestling with the tough economy without other encumbrances that DataWorld is facing, in light of its recent material adverse business developments. We are moving forward and in June, we are pleased to report, we posted our best month this year for sales of our proprietary zone cabling cabinets, a trend we hope to continue," Presley said.

American Access manufactures zone cabling units that mount in ceilings, raised floors, and in custom furniture. The Company's concept of "zone cabling" reduces costs of installation and maintenance by as much as 70%, while providing versatility for voice and data infrastructures.


News and product/service information are available at www.aatk.com.

Note: This press release for American access Technologies, Inc. may contain forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company's operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company's expectations, which are subject to various risks and uncertainties listed in the Company's SEC filings.